EXHIBIT 99.01

Chegg Reports Q3 2018 Financial Results
Chegg Services revenues increased 37% year-over-year

SANTA CLARA, Calif., October 29, 2018 /PRNewswire/ -- Chegg, Inc. (NYSE:CHGG), the Smarter Way to Student, today reported financial results for the three months ended September 30, 2018.

“We had a great Q3, driven by 37% Chegg Services revenues growth and 45% subscriber growth, year-over-year,” said Dan Rosensweig, Co-Chairman and CEO of Chegg, Inc. “As we come out of another back to school season, the success we experienced gives us confidence to, once again, raise our guidance for the year, as well as provide a strong initial outlook for 2019.”

Q3 2018 Highlights:

•	Total Net Revenues of $74.2 million, an increase of 19% year-over-year

•	Chegg Services Revenues grew 37% year-over-year to $54.2 million, or 73% of total net revenues, compared to 63% in Q3 2017

•	Net Loss was $13.7 million

•	Non-GAAP Net Income was $8.7 million

•	Adjusted EBITDA was $12.5 million

•	1.7 million: number of Chegg Services subscribers, an increase of 45% year-over-year

•	110 million: total Chegg Study content views, an increase of 51% year-over-year

Total net revenues include revenues from Chegg Services and Required Materials. Chegg Services includes Chegg Study, Chegg Writing, Chegg Tutors, Chegg Math Solver, Brand Partnership, Test Prep, Internships and Chegg CareerMatch. Required Materials includes rental and sale of print textbooks and eTextbooks.

For more information about non-GAAP net income and adjusted EBITDA, and a reconciliation of non-GAAP net income to net loss, and adjusted EBITDA to net loss, see the sections of this press release titled “Use of Non-GAAP Measures,” “Reconciliation of Net Loss to EBITDA and Adjusted EBITDA,” and “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Business Outlook:

Fourth Quarter 2018

•	Total Net Revenues in the range of $90 million to $92.5 million

•	Chegg Services Revenues in the range of $78 million to $79.5 million

•	Gross Margin between 75% and 76%

•	Adjusted EBITDA in the range of $33 million to $34 million

Full Year 2018

•	Total Net Revenues in the range of $315 million to $318 million

•	Chegg Services Revenues in the range of $250 million to $252 million

•	Gross Margin between 74% and 75%

•	Adjusted EBITDA in the range of $81.5 million to $82.5 million

•	Capital Expenditures in the range of $32 million to $35 million

Full Year 2019

•	Total Net Revenues of approximately $388 million

•	Chegg Services Revenues of approximately $326 million

•	Gross Margin of approximately 75%

•	Adjusted EBITDA of approximately $112 million

•	The quarterly contribution of full year 2019 adjusted EBITDA is approximately 17% in Q1 2019, 23% in Q2 2019, 18% in Q3 2019 and 42% in Q4 2019.

For more information about the use of forward-looking non-GAAP measures, a reconciliation of forward-looking net loss to EBITDA and adjusted EBITDA for the fourth quarter 2018, full year 2018, and full year 2019, see the below sections of the press release titled “Use of Non-GAAP Measures,” and “Reconciliation of Forward-Looking Net Loss to EBITDA and Adjusted EBITDA.” We have not reconciled our 2019 quarterly adjusted EBITDA contribution guidance to net loss because we do not provide guidance on quarterly 2019 total net revenues, net loss or the reconciling items between adjusted EBITDA and net loss as a result of the uncertainty, timing, and the potential variability of these items. The actual amount of total net revenues, net loss, and such reconciling items will have a significant impact on our 2019 quarterly adjusted EBITDA. Accordingly, a reconciliation of the 2019 quarterly adjusted EBITDA to net loss is not available without unreasonable effort.

An updated investor presentation and an investor data sheet can be found on Chegg’s Investor Relations website http://investor.chegg.com.

Prepared Remarks - Dan Rosensweig, CEO Chegg, Inc.

Thank you, Tracey, and welcome everyone. As we close out another back-to-school season, we are excited about the continued growth of our business. Our team remains focused on our goals, to lower the cost of education and accelerate the path from learning to earning. As a result, Chegg Services revenue grew 37% in Q3 on 45% subscriber growth, year-over-year. The strength of our brands is as powerful as ever, with over 80% brand recognition among college students. This has led to great financial results which Andy will walk you through shortly.

As we approach 2019, we are even more excited about our future. It is clear to us that the more we invest in content and services that address student’s biggest pain points, the larger the opportunity will be for Chegg. The education industry is a trillion-dollar market, of which over 15% of the U.S. population participates on an annual basis, representing over 7% of the U.S. GDP. This is a giant market that is going through dramatic change and we believe we are one of the driving forces behind that change, as we are pushing the industry to realign with its most important constituent - the student. Modern students lead busy and demanding lives. 3 out of 4 college students are working while they are in school and over 25% of college students are parents themselves, which is not surprising given that 40% of today’s students are over the age of 25. They are also being asked to take on more debt than any generation before them to pursue their education, without a clear path showing their investment will yield the ROI that they seek and they need. That is why we remain focused on putting the needs of the student first. And in doing so, we are seeing strong demand for the products and services we offer and the way we offer them; online, on-demand, adaptive, affordable, personalized, and backed by human help. We continue to expand the number of offerings, the depth, breadth, and quality of our services, all to improve student outcomes. We believe this expands the TAM, increases engagement, and positively impacts the business model. This is evident in the results that we have seen thus far this year and I want to walk you through the highlights, as well as some of the updates on our most recent initiatives.

Chegg Study remains the center of our flywheel. We continue to invest in expanding the content and modalities to serve students and, as a result, we now have over 34,000 ISBNs and almost 25 million questions answered and archived. That represents 41% growth, year-over-year, in our propriety catalog of expert answers and solutions. This drove over 110 million content views in Q3 alone, up 51% year-over-year. We will continue to invest in Chegg Study because, when we do, we have seen increased engagement, higher retention, lower customer acquisition, which has yielded increased subscribers and higher margins.

While we are investing in our core, we are also investing in our future. We are seeing strong initial demand for our new subscription services, Chegg Math and an enhanced version of Chegg Writing. With over 40% of college students requiring remediation in Math, English, or both, these are key subjects where we are starting to leverage A.I. and machine learning to expand our product offerings and provide greater support to a broader range of students. Last quarter, we launched our math product on mobile, to provide students increased access to help when, and where, they want it.

Chegg Writing now addresses more pain points around the subject of writing, including plagiarism, grammar, sentence structure, and more. With our recent acquisition of WriteLab, we are now expanding the types of writing support we offer, in a more personalized and adaptive way. In Q3 students uploaded over 1 million papers to our new writing service and they continue to rely on our citation and bibliography services, creating over 64 million citations in this quarter alone.

While technology and A.I. allows us to accelerate and improve the learning experience for many students, they have also made it clear that they benefit from human help. That is evident as over 60% of our Tutor customers come from other services across the Chegg platform. They are increasingly turning to chat and other text-based solutions to get help at the time, and in the format, that works best for their demanding schedules. We expect to introduce new chat-based capabilities on the platform, for both students and tutors, in the second half of 2019.

As we look to the future of our business, our mission remains the same - to save students time, save them money, and help them get smarter. We believe the more content, products, and services we offer students, the more we can increase their opportunities to learn new skills and master their classes. This is why we recently began testing the Chegg Study Pack, a bundle that offers overwhelming value to students and includes Chegg Study, Chegg Writing, and Chegg Math all for one affordable price.

In addition to saving money and improving their grades, research shows that 85% of students say they are in college to get a better job. So, we feel that Chegg CareerMatch will be an important part of their future. We were excited about our first on-campus launch of Chegg CareerMatch in Q3, as our team hosted events at the University of Central Florida. We interacted with thousands of students on campus and were delighted by the feedback we received. Our team is hard at work incorporating the insights we gathered into our product experience and we are enthusiastic about the impact Chegg CareerMatch can have on student’s abilities to go from learning to earning.

We are very proud that we have built a mission-driven company and we think the industry is being influenced by the work our team is doing and is moving, increasingly, in a direction that we believe will benefit students. We couldn’t have gotten to this point without an ambitious, creative, and amazing team; which is why we were thrilled to place in the top 50 of Fortune’s Top 100 Best Medium Sized Places to work list, in our first year of applying for this distinction. We want to take a moment to thank our employees and we are deeply grateful for their commitment and dedication to increasing access to education by lowering the cost, improving the outcome, and always putting the student first.

And, with that, I will turn it over to Andy. Andy.

Prepared Remarks - Andy Brown, CFO Chegg, Inc.

Thanks Dan and good afternoon everyone.

Chegg had a great third quarter with our business metrics and financials ahead of our expectations. These strong results give us the confidence to raise our guidance again for 2018. We are also providing our initial outlook for 2019, which represents continued growth and leverage in the model. We are extremely proud of what the Chegg team has accomplished, as students are increasingly relying on Chegg’s integrated platform of connected educational services to improve their outcomes.

For the third quarter, total revenue was $74.2 million, with both Required Materials and Chegg Services revenues exceeding our expectations. This strong top line performance drove gross margins to 73.2%, a significant increase over the 64.3% we achieved in Q3 of 2017.

This resulted in adjusted EBITDA of $12.5 million, more than double of what we achieved in Q3 of 2017 and well above our expectations, demonstrating the leverage of our model.

We ended the quarter with approximately $475 million of cash and investments on the balance sheet. We believe the strength of our balance sheet and our operating model, which generates cash, is one of the strongest in the education industry.

Based on the great results of the fall semester rush, we are increasing our guidance for 2018, even after incorporating the anticipated costs associated with responding to the data incident that we announced in late September.

For Q4 we now expect:

•	Total revenue between $90 and $92.5 million, with Chegg Services revenue between $78 and $79.5 million

•	Gross margin between 75 and 76 percent

•	And adjusted EBITDA between $33 and $34 million, which represents approximately 60% growth year-over-year.

As a result, we are now increasing our full year 2018 guidance. We now expect:

•	Total revenue between $315 and $318 million, with Chegg Services revenue between $250 and $252 million

•	Gross margin between 74 and 75 percent

•	And adjusted EBITDA between $81.5 and $82.5 million, or approximately 26% EBITDA margin, growing more than 75% year-over-year

•
And finally, we expect CapEx to be between $32 and $35 million, with approximately 80% being used to fuel expansion of content and add new modalities such as video for our subscription services. We believe these investments increase engagement on our platform, expand our TAM and create more value for students.

Turning to 2019:
Our initial expectation for total revenue is approximately $388 million, with Chegg Services revenue growing approximately 30% to $326 million.  We expect Chegg Services revenue and subscriber growth rates to be more closely aligned in 2019, as the subscription portion of our revenue becomes a larger contributor. We expect gross margin to be approximately 75% and adjusted EBITDA margin to expand three points to 29%, or $112 million. For those of you modeling 2019 by quarter, we expect Chegg Services and Required Materials revenue to be seasonally similar to 2018, however our quarterly adjusted EBITDA cadence will shift slightly due to expenses associated with the acquisitions of WriteLab and StudyBlue. Details of which have been provided in the earnings press release and the investor deck on the IR website.

In closing, we had another strong quarter in Q3. We delivered above the high end of our expectations, giving us confidence to increase full year guidance and provide a strong initial outlook for 2019, all while continuing to invest in both the content that powers our existing services and building out our new services to improve student outcomes.

With that, I’ll turn the call over to the operator for your questions.

Conference Call and Webcast Information

To access the call, please dial 1-877-407-4018, or outside the U.S. +1-201-689-8471, five minutes prior to 1:30 p.m. Pacific Daylight Time (or 4:30 p.m. Eastern Daylight Time). A live webcast of the call will also be available at http://investor.chegg.com under the Events & Presentations menu. An audio replay will be available beginning at 4:30 p.m. Pacific Daylight Time on October 29, 2018, until 8:59 p.m. Pacific Standard Time on November 5, 2018, by calling 1-844-512-2921, or outside the U.S. +1-412-317-6671, with Conference ID 13683764. An audio archive of the call will also be available at http://investor.chegg.com.

Use of Investor Relations Website for Regulation FD Purposes

Chegg also uses its media center website, http://www.chegg.com/mediacenter, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor http://www.chegg.com/mediacenter, in addition to following press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

About Chegg

Chegg puts students first. As the leading student-first connected learning platform, Chegg strives to improve the overall return on investment in education by helping students learn more in less time and at a lower cost. Chegg is a publicly-held company based in Santa Clara, California and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.

Use of Non-GAAP Measures

To supplement Chegg’s financial results presented in accordance with generally accepted accounting principles in the United States (GAAP), this press release and the accompanying tables and the related earnings conference call contain non-GAAP financial measures, including adjusted EBITDA, non-GAAP operating expenses and margin, non-GAAP income from operations, non-GAAP net income, non-GAAP weighted average shares, and non-GAAP net income per share. For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled, “Reconciliation of Net Loss to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” and “Reconciliation of Forward-Looking Net Loss to EBITDA and Adjusted EBITDA.”

The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. Chegg defines (1) adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted to exclude share-based compensation expense, other income (expense), net, restructuring charges, and acquisition-related compensation costs; (2) non-GAAP income from operations as loss from operations excluding share-based compensation expense, amortization of intangible assets, restructuring charges, and acquisition-related compensation costs; (3) non-GAAP income from operations margin as non-GAAP income from operations divided by total net revenues; (4) non-GAAP net income as net loss excluding share-based compensation expense, amortization of intangible assets, restructuring charges, acquisition-related compensation costs, and amortization of debt discount and issuance costs; (5) non-GAAP weighted average shares outstanding as weighted average shares outstanding adjusted for the effect of dilutive options, restricted stock units, shares related to convertible senior notes, and warrants; and (6) non-GAAP net income per share is defined as non-GAAP net income divided by non-GAAP weighted average shares outstanding. To the extent additional significant non-recurring items arise in the future, Chegg may consider whether to exclude such items in calculating the non-GAAP financial measures it uses.

Chegg believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Chegg’s performance by excluding items that may not be indicative of Chegg’s core business, operating results or future outlook. Chegg management uses these non-GAAP financial measures in assessing Chegg’s operating results, as well as when planning, forecasting and analyzing future periods and believes that such measures enhance investors’ overall understanding of our current financial performance. These non-GAAP financial measures also facilitate comparisons of Chegg’s performance to prior periods.

As presented in the “Reconciliation of Net Loss to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” and “Reconciliation of Forward-Looking Net Loss to EBITDA and Adjusted EBITDA” tables below, each of the non-GAAP financial measures excludes one or more of the following items:

Share-based compensation expense.

Share-based compensation expense is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Chegg's control. As a result, management excludes this item from Chegg's internal operating forecasts and models. Management believes that non-GAAP measures adjusted for share-based compensation provide investors with a basis to measure Chegg's core performance against the performance of other companies without the variability created by share-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.

Amortization of intangible assets.

Chegg amortizes intangible assets that it acquires in conjunction with business combinations, which results in non‑cash operating expenses that would not otherwise have been incurred had Chegg internally developed such intangible assets. Chegg believes excluding the accounting expense associated with acquired intangible asset from non-GAAP measures allows for a more accurate assessment of its ongoing operations.

Restructuring charges.

Restructuring charges primarily relate to expenses related to the exit of Chegg’s print coupon business, and Chegg's strategic partnership with the National Research Center for College & University Admissions. These restructuring charges are excluded from non-GAAP financial measures because they are the result of discrete events that are not considered core-operating activities. Chegg believes that it is appropriate to exclude restructuring charges from non-GAAP financial measures because it enables the comparison of period-over-period operating results from continuing operations.

Acquisition-related compensation costs.

Acquisition-related compensation costs include compensation expense resulting from the employment retention of certain key employees established in accordance with the terms of the Imagine Easy, Cogeon GmbH, WriteLab and StudyBlue acquisitions. In most cases, these acquisition-related compensation costs are not factored into management's evaluation of potential acquisitions or Chegg's performance after completion of acquisitions, because they are not related to Chegg's core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related compensation costs from non-GAAP measures provides investors with a basis to compare Chegg’s results against those of other companies without the variability caused by purchase accounting.

Amortization of debt discount and issuance costs

Under GAAP, we are required to separately account for the liability (debt) and equity (conversion option) components of our convertible senior notes that were issued in private placements in April 2018. Accordingly, for GAAP purposes we are required to recognize the effective interest expense on our convertible senior notes and amortize the debt discount and issuance costs over the term of the notes. The difference between the effective interest expense and the contractual interest expense, and the amortization expense of debt discount and issuance costs are excluded from management's assessment of our operating performance because management believes that these non-cash expenses are not indicative of ongoing operating performance. Chegg believes that the exclusion of the non-cash interest expense provides investors an enhanced view of our performance and enables the comparison of period-over-period results.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which include, without limitation statements regarding Chegg's ability to meet or exceed its long term financial targets in 2018 and Chegg's strong outlook for 2019; and those included in the investor presentation referenced above, those included in the “Prepared Remarks” sections above, and all statements about Chegg’s outlook under “Business Outlook.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “endeavor,” “will,” “should,” “future,” “transition,” “outlook” and similar expressions, as they relate to Chegg, are intended to identify forward-looking statements. These statements are not guarantees of future performance, and are based on management’s expectations as of the date of this press release and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the following: Chegg’s ability to attract new students, increase engagement and increase monetization; the rate of adoption of Chegg’s offerings; the effect of Chegg’s acquisition of Imagine Easy Solutions, Cogeon, WriteLab, and StudyBlue; Chegg’s ability to strategically take advantage of new opportunities to leverage the Student Graph; competitive developments, including pricing pressures; Chegg’s anticipated growth of Chegg Services; Chegg’s ability to build and expand its services offerings; Chegg’s ability to develop new products and services on a cost-effective basis and to integrate acquired businesses and assets; the impact of seasonality on the business; Chegg's reputation with students and tutors; the outcome of any current litigation; Chegg’s partnership with Ingram and the parties’ ability to achieve the anticipated benefits of the partnership, including the potential impact of the economic risk-sharing arrangements between Chegg and Ingram on Chegg’s results of operations; Chegg’s ability to effectively control operating costs; changes in Chegg’s addressable market; changes in the education market; and general economic, political and industry conditions. All information provided in this release and in the conference call is as of the date hereof and Chegg undertakes no duty to update this information except as required by law. These and other important risk factors are described more fully in documents filed with the Securities and Exchange Commission, including Chegg’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 30, 2018, and could cause actual results to vary from expectations.

CHEGG, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for number of shares and par value)
(unaudited)

	September 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$379,020	$126,457
Short-term investments	80,898	81,742
Accounts receivable, net of allowance for doubtful accounts of $268 and $259 at September 30, 2018 and December 31, 2017, respectively	8,620	10,855
Prepaid expenses	7,099	2,043
Other current assets	26,651	7,845
Total current assets	502,288	228,942
Long-term investments	14,961	20,305
Property and equipment, net	52,945	47,493
Goodwill	149,762	125,272
Intangible assets, net	27,813	21,153
Other assets	4,523	3,765
Total assets	$752,292	$446,930
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$4,283	$7,049
Deferred revenue	25,281	13,440
Accrued liabilities	46,999	31,074
Total current liabilities	76,563	51,563
Long-term liabilities
Convertible senior notes, net	280,132	—
Other long-term liabilities	7,016	4,305
Total long-term liabilities	287,148	4,305
Total liabilities	363,711	55,868
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value – 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value 400,000,000 shares authorized; 114,598,041 and 109,667,640 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	115	110
Additional paid-in capital	801,355	782,845
Accumulated other comprehensive loss	(965)	(282)
Accumulated deficit	(411,924)	(391,611)
Total stockholders' equity	388,581	391,062
Total liabilities and stockholders' equity	$752,292	$446,930

CHEGG, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net revenues	$74,237	$62,640	$225,408	$181,559
Cost of revenues(1)	19,918	22,356	57,926	60,794
Gross profit	54,319	40,284	167,482	120,765
Operating expenses:(1)
Research and development	29,045	19,876	80,796	59,077
Sales and marketing	15,690	14,184	42,463	40,246
General and administrative	20,000	17,320	57,735	47,163
Restructuring charges	17	64	252	1,023
Gain on liquidation of textbooks	—	—	—	(4,766)
Total operating expenses	64,752	51,444	181,246	142,743
Loss from operations	(10,433)	(11,160)	(13,764)	(21,978)
Interest expense and other income, net:
Interest expense, net	(3,772)	(19)	(7,456)	(56)
Other income, net	1,209	261	2,667	53
Total interest expense and other income, net	(2,563)	242	(4,789)	(3)
Loss before provision for income taxes	(12,996)	(10,918)	(18,553)	(21,981)
Provision for income taxes	713	598	1,682	1,961
Net loss	$(13,709)	$(11,516)	$(20,235)	$(23,942)
Net loss per share, basic and diluted	$(0.12)	$(0.11)	$(0.18)	$(0.25)
Weighted average shares used to compute net loss per share, basic and diluted	114,184	103,041	112,621	97,008

(1) Includes share-based compensation expense as follows:
Cost of revenues	$106	$73	$303	$228
Research and development	4,528	3,706	12,190	10,334
Sales and marketing	1,675	1,261	4,994	3,588
General and administrative	7,509	5,051	20,016	13,318
Total share-based compensation expense	$13,818	$10,091	$37,503	$27,468

CHEGG, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities		*
Net loss	$(20,235)	$(23,942)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	16,631	14,301
Share-based compensation expense	37,503	27,468
Gain on liquidation of textbooks	—	(4,766)
Loss from write-offs of textbooks	—	314
Loss from write-off of property and equipment	29	1,368
Interest accretion on deferred consideration	—	(626)
Amortization of debt discount and issuance costs	6,958	—
Deferred income taxes	(315)	—
Other non-cash items	51	62
Change in assets and liabilities:
Accounts receivable	2,409	786
Prepaid expenses and other current assets	(24,250)	(4,293)
Other assets	(587)	333
Accounts payable	(3,001)	(2,291)
Deferred revenue	11,841	7,070
Accrued liabilities	16,044	12,880
Other liabilities	1,589	1,123
Net cash provided by operating activities	44,667	29,787
Cash flows from investing activities
Proceeds from liquidations of textbooks	—	6,943
Purchases of marketable securities	(113,276)	(112,417)
Proceeds from sale of marketable securities	1,800	14,499
Maturities of marketable securities	118,080	—
Purchases of property and equipment	(18,048)	(19,930)
Acquisition of businesses, net of cash acquired	(34,650)	—
Net cash used in investing activities	(46,094)	(110,905)
Cash flows from financing activities
Common stock issued under stock plans, net	23,463	13,565
Payment of taxes related to the net share settlement of equity awards	(45,669)	(17,902)
Payment of deferred cash consideration related to acquisitions	—	(16,939)
Proceeds from follow-on offering, net of offering costs	—	147,632
Proceeds from issuance of convertible senior notes, net of issuance costs	335,618	—
Purchase of convertible senior notes capped call	(39,227)	—
Repurchase of common stock	(20,000)	—
Net cash provided by financing activities	254,185	126,356
Net increase in cash, cash equivalents and restricted cash	252,758	45,238
Cash, cash equivalents and restricted cash, beginning of period	126,963	77,433
Cash, cash equivalents and restricted cash, end of period	$379,721	$122,671

Supplemental cash flow data:
Cash paid during the period for:
Interest	$55	$66
Income taxes	$1,560	$1,241
Non-cash investing and financing activities:
Accrued purchases of long-lived assets	$2,993	$3,712
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$379,020	$122,227
Restricted cash included in other assets	701	444
Total cash, cash equivalents and restricted cash	$379,721	$122,671
* Adjusted to reflect the adoption of ASU 2016-18.

CHEGG, INC.
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net loss	$(13,709)	$(11,516)	$(20,235)	$(23,942)
Interest expense, net	3,772	19	7,456	56
Provision for income taxes	713	598	1,682	1,961
Depreciation and amortization expense	5,966	5,208	16,631	14,301
EBITDA	(3,258)	(5,691)	5,534	(7,624)
Share-based compensation expense	13,818	10,091	37,503	27,468
Other (income) expense, net	(1,209)	(261)	(2,667)	(53)
Restructuring charges	17	64	252	1,023
Acquisition-related compensation costs	3,153	1,500	7,857	4,500
Adjusted EBITDA	$12,521	$5,703	$48,479	$25,314

CHEGG, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except percentages and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net revenues	$74,237	$62,640	$225,408	$181,559

Operating expenses	$64,752	$51,444	$181,246	$142,743
Share-based compensation expense	(13,712)	(10,018)	(37,200)	(27,240)
Amortization of intangible assets	(1,836)	(1,371)	(4,699)	(4,149)
Restructuring charges	(17)	(64)	(252)	(1,023)
Acquisition-related compensation costs	(3,153)	(1,500)	(7,857)	(4,500)
Non-GAAP operating expenses	$46,034	$38,491	$131,238	$105,831

Operating expenses as a percent of net revenues	87.2%	82.1%	80.4%	78.6%
Non-GAAP operating expenses as a percent of net revenues	62.0%	61.4%	58.2%	58.3%

Loss from operations	$(10,433)	$(11,160)	$(13,764)	$(21,978)
Share-based compensation expense	13,818	10,091	37,503	27,468
Amortization of intangible assets	1,836	1,371	4,699	4,149
Restructuring charges	17	64	252	1,023
Acquisition-related compensation costs	3,153	1,500	7,857	4,500
Non-GAAP income from operations	$8,391	$1,866	$36,547	$15,162

Net loss	$(13,709)	$(11,516)	$(20,235)	$(23,942)
Share-based compensation expense	13,818	10,091	37,503	27,468
Amortization of intangible assets	1,836	1,371	4,699	4,149
Restructuring charges	17	64	252	1,023
Acquisition-related compensation costs	3,153	1,500	7,857	4,500
Amortization of debt discount and issuance costs	3,537	—	6,958	—
Non-GAAP net income	$8,652	$1,510	$37,034	$13,198

Weighted average shares used to compute net loss per share	114,184	103,041	112,621	97,008
Effect of dilutive shares	12,678	12,241	12,369	10,237
Non-GAAP weighted average shares used to compute non-GAAP net income per share	126,862	115,282	124,990	107,245

Net loss per share	$(0.12)	$(0.11)	$(0.18)	$(0.25)
Adjustments	0.19	0.12	0.48	0.37
Non-GAAP net income per share	$0.07	$0.01	$0.30	$0.12

CHEGG, INC.
RECONCILIATION OF FORWARD-LOOKING NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ending December 31, 2018	Year Ending December 31, 2018	Year Ending December 31, 2019
Net income (loss)	$4,800	$(15,400)	$(6,000)
Interest expense, net	4,000	11,400	15,800
Provision for income taxes	1,000	2,700	3,800
Depreciation and amortization expense	6,600	23,400	29,800
EBITDA	16,400	22,100	43,400
Share-based compensation expense	14,500	52,000	63,000
Other income, net	(1,000)	(3,700)	(4,000)
Restructuring charges	100	300	500
Acquisition-related compensation costs	3,500	11,300	9,100
Adjusted EBITDA*	$33,500	$82,000	$112,000

* Adjusted EBITDA guidance for the three months ending December 31, 2018 and the year ending December 31, 2018 represents the midpoint of the ranges of $33 million to $34 million and $81.5 million to $82.5 million, respectively.